Exhibit 99.1

DEVELOPERS DIVERSIFIED REALTY CORPORATION

For Immediate Release:

Contact:	Scott A. Wolstein	Michelle A. Mahue
	Chairman	Vice President of Investor Relations
	Chief Executive Officer	216-755-5455
216-755-5500

DEVELOPERS DIVERSIFIED REALTY REPORTS A 16.4%
INCREASE IN FFO PER SHARE FOR THE THREE MONTH PERIOD
ENDED MARCH 31, 2004

     CLEVELAND, OHIO, April 29, 2004 - Developers Diversified Realty Corporation (NYSE: DDR), a real estate investment trust (“REIT”), today announced that first quarter 2004 Funds From Operations (“FFO”), a widely accepted measure of REIT performance, on a per share basis was $0.71 (diluted) and $0.72 (basic) as compared to $0.61 (diluted) and $0.62 (basic) per share for the same period in the previous year, a per share increase of 16.4% diluted and 16.1% basic. FFO available to common shareholders reached $62.8 million for the quarter ended March 31, 2004, as compared to $44.3 million for 2003, an increase of 41.8%. Net income available to common shareholders for the three month period ended March 31, 2004 increased 51.7% to $40.2 million compared to first quarter 2003 net income of $26.5 million, or $0.46 per share (diluted) and $0.47 (basic) in 2004 compared to $0.37 per share (diluted) and $0.38 (basic) for the same period in 2003. The increase in net income for the quarter ended March 31, 2004 is primarily related to the results from operations attributable to the merger with JDN Realty Corporation on March 13, 2003 which are included in the three month period ended March 31, 2004 plus the redemption of preferred operating partnership units in 2003, offset, to some extent, by the sale of assets to the joint venture with MDT in the fourth quarter of 2003.

     Scott Wolstein, DDR’s Chairman and Chief Executive Officer stated, “I am pleased to announce this quarter’s financial results, which reflect continued strong earnings growth and positive fundamentals in our core business. In addition, during the last month, we accessed a variety of public and private capital sources and arranged for the initial financing necessary to close the Benderson acquisition. Our ability to access capital quickly and efficiently despite the recent volatility in the REIT public equity markets is an important part of our franchise. We are proud to have generated the financing necessary to close this major acquisition and are appreciative of the strong support that we have received from the investment community for this very exciting initiative.”

     FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income and an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO available to common shareholders is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) sales of securities, (iv) extraordinary items, (v) cumulative effect of changes in accounting standards and (vi) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.

Leasing:

     Leasing activity continues to be strong throughout the portfolio. During the first quarter of 2004, the Company executed 99 new leases aggregating approximately 526,000 square feet and 144 renewals aggregating approximately 920,000 square feet. Rental rates on new leases increased by 26.7% to $13.12 per square foot and rental rates on renewals increased by 6.7% to $8.78 per square foot. On a blended basis, rental rates for new leases and renewals increased by 12.8% to $10.36 per square foot.

     At March 31, 2004, the average annualized base rent per occupied square foot, including those properties owned through joint ventures, was $10.94, as compared to $10.39 at March 31, 2003.

     As of March 31, 2004, the portfolio was 95.0% leased as compared to 95.1% leased at December 31, 2003 and 94.7% leased at March 31, 2003. These percentages include tenants for which signed leases have been executed and occupancy has not occurred. Based on tenants in place and responsible for paying rent as of March 31, 2004, the portfolio was 94.4% occupied as compared to 94.3% occupied at December 31, 2003 and 94.7% occupied at March 31, 2003.

     Same store tenant sales performance over the trailing 12 month period within the Company’s portfolio, for those tenants required to report, remained strong at approximately $235 per square foot in 2004 compared to $232 per square foot in 2003, an increase of 1.3%. Aggregate base and percentage rental revenues relating to Core Portfolio Properties (i.e., shopping center properties owned since January 1, 2003, excluding properties under redevelopment) increased approximately $0.7 million (or 1.3%) for the three month period ended March 31, 2004, compared to the same period in 2003.

Expansions:

     For the three month period ended March 31, 2004, the Company completed the expansion and redevelopment project at the North Little Rock, Arkansas shopping center at an aggregate cost of approximately $5.8 million. The Company is currently expanding/redeveloping eight shopping centers located in Tallahassee, Florida; Suwanee, Georgia; Starkville, Mississippi; Princeton, New Jersey; Aurora, Ohio; Tiffin, Ohio; Monaca, Pennsylvania and Chattanooga, Tennessee at a projected incremental cost of approximately $38.8 million. The Company is also scheduled to commence five additional expansion projects during 2004 at the Gadsden, Alabama; Brandon, Florida; Hendersonville, North Carolina; Allentown, Pennsylvania and Brentwood, Tennessee shopping centers.

     The Company’s joint ventures are currently expanding/redeveloping two shopping centers located in Deer Park, Illinois and Merriam, Kansas at a projected incremental cost of approximately $15 million. The Company is also scheduled to commence three additional expansion/redevelopment projects at the Phoenix, Arizona; Kansas City, Missouri and Kirkland, Washington shopping centers.

Strategic Real Estate Transactions:

     The Company entered into an agreement to purchase an interest in 110 retail real estate assets, with 18.8 million square feet of GLA, from Benderson Development Company and related entities (“Benderson”). It is anticipated that Benderson will retain a 2% equity interest in certain assets not designated as like kind exchange assets. The purchase price of the interests in the assets is expected to be approximately $2.3 billion and the transaction is expected to close during the second quarter of 2004. The Company intends to fund the transaction through a combination of assumed debt, new debt financing, asset transfers/sales and equity.

     The Benderson assets include locations in eleven states, with over 80.0% of the GLA in New York and New Jersey. The Benderson assets are approximately 94.0% leased, including a Benderson master lease, aggregating approximately 1.1 million square feet, associated with executed leases and pending deals in which the tenants have not commenced rental payments. The largest tenants, based on revenues, include Tops Market (Ahold USA), Wal-Mart/Sam’s Club, Home Depot and Dick’s Sporting Goods. The Company currently owns less than 100,000 square feet in New York and approximately 2.7 million square feet in New Jersey. Upon completion of the transaction, the Company will own or manage over 470 operating and development retail properties in 44 states, with over 100 million square feet of GLA.

     The Company previously announced that it had received all capital commitments necessary to complete the expansion of the joint venture relationship with Macquarie DDR Trust (“MDT”), an Australian Listed Property Trust that it owns with Macquarie Bank Limited, an international investment bank and advisor and manager of specialized real estate funds in Australia. The capital commitments will enable MDT to acquire an indirect ownership interest in 12 large, market-dominant community shopping centers, comprising of 23 retail properties, as discussed below, aggregating over 5.6 million square feet of GLA. The aggregate purchase value of these 12 community shopping centers is approximately $538.0 million.

     The Company intends to assign its rights under the Benderson purchase agreement to the MDT equity affiliate, in which it effectively owns a 14.5% interest, to acquire four community shopping centers, comprising 14 retail properties. These assets, which are currently owned by Benderson, represent an aggregate purchase value of approximately $300 million and approximately 2.5 million square feet. The MDT equity affiliate will also acquire seven community shopping centers, comprising eight retail properties that are currently held in the Company’s wholly owned portfolio, for approximately $188 million, and one community shopping center that is held by the Company in a 50% joint venture for approximately $50 million. These seven assets aggregate over 3.1 million square feet.

Acquisitions:

     In the first quarter of 2004, the Company, through its joint venture with Coventry II, acquired a 20% interest in Totem Lakes Mall, a 290,000 square foot shopping center in suburban Seattle, Washington, and Phoenix Spectrum Mall, a 1,145,000 square foot shopping center in Phoenix, Arizona, for approximately $37.0 million and $46.5 million, respectively, of which the Company’s proportionate share is approximately $7.4 million and $9.3 million, respectively.

     In March 2004, the Company acquired its joint venture partner’s 50% interest in a 248,000 square foot shopping center located in Littleton, Colorado. The Company’s purchase price, net of 50% of the mortgage debt assumed of $23.5 million, was approximately $6.3 million for the 50% equity interest.

Development (Consolidated):

     During the three month period ended March 31, 2004, the Company substantially completed the construction of a 506,000 square foot shopping center located in Hamilton, New Jersey.

     The Company currently has eleven shopping center projects under construction. These projects are located in Long Beach, California; Fort Collins, Colorado; Overland Park, Kansas; Chesterfield, Michigan; Lansing, Michigan; St. Louis, Missouri; Apex, North Carolina; Mount Laurel, New Jersey; Pittsburgh, Pennsylvania; Irving, Texas and Mesquite, Texas. These projects are scheduled for completion during 2004 and 2005 at a projected cost of approximately $352.5 million and will create an additional 2.8 million square feet of retail space.

     The Company anticipates commencing construction in 2004 on four additional shopping centers located in Miami, Florida; Norwood, Massachusetts; Freehold, New Jersey and McKinney, Texas.

Development (Joint Ventures):

     The Company has joint venture development agreements for three shopping center projects. These three projects have an aggregate projected cost of approximately $74.4 million. These projects are located in Jefferson Country (St. Louis, Missouri) and Apex, North Carolina (Phases III and IV) adjacent to a wholly-owned development project. The project located in Jefferson County (St. Louis, Missouri) will be substantially completed in 2004. At March 31, 2004, approximately $7.3 million of costs were incurred in relation to these development projects.

Dispositions:

     In January 2004, one of the Company’s RVIP joint ventures sold a portion, approximately 300,000 square feet of GLA, of a shopping center in Puente Hills, California for approximately $33.0 million and recognized a gain of approximately $4.9 million of which the Company’s proportionate share was approximately $0.7 million. This gain is not included in FFO.

     In January 2004, a joint venture in which the Company owns a 35% interest, sold a 320,000 square foot shopping center property located in San Antonio, Texas for approximately $59.1 million and recognized a gain of $19.1 million, of which the Company’s proportionate share was approximately $6.7 million. This gain is not included in FFO.

Financings:

     The Company has arranged the initial financing to close on the Benderson acquisition, for an aggregate purchase price of approximately $2.3 billion. The Company issued $250.0 million, 5.25% senior unsecured notes due April 2011. The Company also priced $170 million of Class I cumulative redeemable perpetual preferred shares with an annual dividend coupon rate of 7.5%. In addition, the Company entered into a $200 million commitment with Bank One, Wachovia and Wells Fargo for a three-year term loan with two, one-year extension options at an interest rate of LIBOR plus 75 basis points. Although the Company intends to issue equity securities and/or sales of assets to joint ventures to finance approximately $500 million of the purchase price, the Company has entered into a commitment for a $500 million one-year bridge facility at LIBOR plus 75 basis points to ensure the necessary transaction financing is in place at the time of the transaction closing. Any borrowings under this bridge facility are expected to be repaid through asset sales and/or the issuance of equity securities. In addition, the combination of the purchase of certain Benderson assets through MDT and related sale of DDR assets to MDT, as discussed above, will contribute nearly $500 million of proceeds, which will effectively be applied towards the acquisition of an interest in the Benderson assets. The balance of the acquisition will initially be funded through assumed debt of approximately $400 million and line of credit borrowings of approximately $300 million.

     In January 2004, the Company issued $275 million of five-year unsecured senior notes with a coupon rate of 3.875%. Net proceeds from this offering of approximately $272.2 million were used to repay approximately $104 million of variable rate mortgage debt and $150 million of the Company’s unsecured term debt associated with the JDN merger. The balance was used to repay revolving credit facilities.

Accounting Pronouncements:

     In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46” or “Interpretation”), “Consolidation of Variable Interest Entities.” This Interpretation was revised in December 2003. The objective of this Interpretation is to provide guidance on how to identify a variable interest entity (“VIE”) and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company’s consolidated financial statements.

     The Company consolidated five entities that were previously accounted for under the equity method. Four of these entities represent investments in undeveloped land located in Round Rock, Texas; Opelika, Alabama; Jackson, Mississippi; and Monroe, Louisiana, with combined real estate balances of $8.3 million as of December 31, 2003, and liabilities of $0.9 million. The Company has a note receivable from one of these entities of approximately $0.7 million. The other entity is an operating shopping center property located in Martinsville, Virginia, in which DDR has a 50% interest, and advances of approximately $8.8 million. The total undepreciated real estate assets of this entity are $31.6 million and the total debt is approximately $20 million. In addition, the Company recorded a charge of $3.0 million as a cumulative effect of adoption of FIN 46 related to the consolidation of this asset.

     Developers Diversified Realty Corporation currently owns and manages over 360 retail operating and development properties in 44 states comprising over 83 million square feet of real estate. DDR is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.

     A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle A. Mahue, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Website which is located at http:/www.ddr.com.

     Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2003.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three Month Period
	Ended March 31,
	2004	2003
Revenues:
Minimum rent (A)	$88,959	$73,639
Percentage and overage rents (A)	1,728	1,185
Recoveries from tenants	25,791	19,680
Ancillary income	764	347
Other property related income	906	74
Management fee income	3,111	2,604
Development fees	191	329
Interest income	1,360	1,604
Other (B)	3,519	3,063

	126,329	102,525

Expenses:
Operating and maintenance	16,265	12,904
Real estate taxes	15,870	12,130
General and administrative (C)	10,444	7,724
Interest	24,934	18,902
Depreciation and amortization	25,101	19,763

	92,614	71,423

Income before equity in net income of joint ventures, minority equity interests, income tax of taxable REIT subsidiaries, discontinued operations, gain on sales of real estate and real estate investments and cumulative effect of adoption of a new accounting standard	33,715	31,102
Equity in net income of joint ventures (D)	18,221	10,099
Minority equity interests (E)	(1,145)	(3,064)
Income tax of taxable REIT subsidiaries and franchise taxes	(671)	(239)

Income from continuing operations	50,120	37,898
(Loss) income from discontinued operations (F)	(703)	287

Income before gain on sales of real estate and real estate investments and cumulative effect of adoption of a new accounting standard	49,417	38,185
Gain on sales of real estate and real estate investments, net of tax	4,370	200

Income before cumulative effect of adoption of a new accounting standard	53,787	38,385
Cumulative effect of adoption of a new accounting standard (G)	(3,001)	—

Net income	$50,786	$38,385

Net income, applicable to common shareholders	$40,182	$26,510

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$40,182	$26,510
Depreciation and amortization of real estate investments	24,757	19,721
Equity in net income of joint ventures	(18,221)	(10,099)
Joint ventures’ FFO (D)	12,676	7,794
Minority equity interests (OP Units)	572	377
Gain on sales of depreciable real estate and real estate investments, net	(160)	—
Cumulative effect of adoption of a new accounting standard (G)	3,001	—

FFO available to common shareholders	62,807	44,303
Preferred dividends	10,604	11,875

FFO	$73,411	$56,178

Per share data:
Earnings per common share
Basic	$0.47	$0.38

Diluted	$0.46	$0.37

Dividends Declared	$0.46	$0.41

Funds From Operations — Basic (H)	$0.72	$0.62

Funds From Operations – Diluted (H)	$0.71	$0.61

Basic – average shares outstanding (thousands) (H)	86,344	70,087

Diluted — average shares outstanding (thousands) (H)	87,646	71,218

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(A)	Increases in base and percentage rental revenues for the three month period ended March 31, 2004 as compared to 2003, aggregated $15.4 million consisting of $0.7 million related to leasing of core portfolio properties (an increase of 1.3% from 2003), $3.7 million from the acquisition of four shopping centers in 2003 and 2004, $19.3 million from the JDN merger, $0.4 million related to developments and redevelopments and $0.7 million from the consolidation of a joint venture interest due to the adoption of FIN 46. These amounts were offset by a decrease of $0.5 million relating to the business center properties and $8.9 million due to the sale of eleven properties to joint ventures in 2003. Included in the rental revenues for the three month periods ended March 31, 2004 and 2003 is approximately $1.6 million and $1.4 million, respectively, of revenue resulting from the recognition of straight line rents.

(B)	Other income for the three month periods ended March 31, 2004 and 2003 was comprised of the following (in millions):

	Three Month Period
	Ended March 31,
	2004	2003
Lease termination fees	$3.5	$0.3
Settlement of call option (1)	—	2.4
Sale of option rights and other miscellaneous	—	0.4

	$3.5	$3.1

(1)	Settlement of a call option on March 31, 2003 relating to the MOPPRS debt assumed from JDN, principally arising from an increase in interest rates from the date of acquisition, March 13, 2003, to the date of settlement.

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the three month periods ended March 31, 2004 and 2003, general and administrative expenses were approximately 5.1% and 4.6%, respectively, of total revenues, including joint venture revenues, for each period.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(D)	The following is a summary of the Company’s share of the combined operating results relating to its joint ventures (in thousands):

	Three month period
	ended March 31,
	2004 (b)	2003 (b)
Revenues from operations (a)	$76,269	$58,603

Operating expense	26,705	20,452
Depreciation and amortization of real estate investments	10,892	10,055
Interest expense	18,287	17,795

	55,884	48,302

Income from operations before gain on sale of real estate and real estate investments and discontinued operations	20,385	10,301
Loss on sale of real estate and real estate investments	(14)	—
Loss from discontinued operations, net of tax	(347)	(94)
Gain on sale of discontinued operations, net of tax	24,024	34,932

Net income	$44,048	$45,139

DDR Ownership interests (b)	$18,301	$10,437

Funds From Operations from joint ventures are summarized as follows:
Net income	44,048	$45,139
Gain on sale of real estate and real estate investments, including discontinued operations	(23,967)	(35,690)
Depreciation and amortization of real estate investments	11,052	11,411

	$31,133	$20,860

DDRC Ownership interests (b)	$12,676	$7,794

DDRC Partnership distributions received, net	$28,316	$20,641

(a)	Revenues for the three month periods ended March 31, 2004 and 2003 included approximately $1.1 million and $0.9 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.2 million and $0.3 million, respectively.

(b)	Included in equity in net income of joint ventures is approximately $2.9 million of promoted income received from the Company’s joint venture partners in the first quarter of 2004 which is include in the Company’s FFO.

The Company’s share of joint venture net income has been reduced by $0.1 million and $0.4 million for the three month periods ended March 31, 2004 and 2003, respectively, to reflect additional basis depreciation.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

At March 31, 2004 and 2003, the Company owned joint venture interests relating to 53 and 51 shopping center properties, respectively. In addition, at March 31, 2004 and 2003, respectively, the Company, through a joint venture, owned an interest of approximately 25% in 69 and 88 shopping center sites formerly owned by Service Merchandise, respectively.

(E)	Minority Equity Interests are comprised of the following (in thousands):

	Three Month Period
	Ended March 31,
	2004	2003
Minority interests	$573	$451
Preferred Operating Partnership Units	—	2,236
Operating Partnership Units	572	377

	$1,145	$3,064

(F)	The operating results relating to assets classified as discontinued operations are summarized as follows (in thousands):

	Three Month Period
	Ended March 31,
	2004	2003
Revenues	$145	$866

Expenses:
Operating	94	123
Interest	19	180
Depreciation	38	276

	151	579

	(6)	287
Minority interests	(4)	—
Loss on sales of real estate	(693)	—

	$(703)	$287

(G)	The cumulative effect of adoption of a new accounting standard (FIN 46) of approximately $3.0 million is attributable to the consolidation of a 50% owned shopping center property in Martinsville, Virginia and the minority partner’s share of cumulative losses.

(H)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion, on a weighted average basis of 1.1 million and 0.9 million Operating Partnership Units (OP Units) outstanding at March 31, 2004 and 2003 into 1.1 million and 0.9 million common shares of the Company for the three month periods ended March 31, 2004 and 2003, respectively. The weighted average diluted shares and OP Units outstanding were 88.9 million and 72.3 million for the three month periods ended March 31, 2004 and 2003, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)

Selected Balance Sheet Data:
	March 31, 2004	December 31, 2003
Assets:
Real estate and rental property:
Land	$833,714	$821,893
Buildings	2,809,436	2,719,764
Fixtures and tenant improvements	92,630	90,384
Construction in progress	268,407	252,870

	4,004,187	3,884,911
Less accumulated depreciation	(493,470)	(458,213)

Real estate, net	3,510,717	3,426,698
Cash	22,683	11,693
Restricted cash	4,800	99,340
Advances to and investments in joint ventures	245,905	260,143
Notes receivable	9,873	11,741
Receivables, including straight line rent, net	72,608	76,509
Other assets, net	54,829	55,027

	$3,921,415	$3,941,151

Liabilities:
Indebtedness:
Revolving credit facilities	$102,500	$186,500
Variable rate unsecured term debt	150,000	300,000
Unsecured debt	1,113,479	838,996
Mortgage and other secured debt	716,876	757,635

	2,082,855	2,083,131
Dividends payable	43,672	43,520
Other liabilities	128,385	152,992

	2,254,912	2,279,643
Minority interests	46,825	47,438
Shareholders’ equity	1,619,678	1,614,070

	$3,921,415	$3,941,151

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)

Selected Balance Sheet Data (Continued):

Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	March 31,	December 31,
	2004	2003
Land	$509,845	$519,846
Buildings	1,620,366	1,692,367
Fixtures and tenant improvements	25,903	24,985
Construction in progress	34,519	38,018

	2,190,633	2,275,216
Accumulated depreciation	(107,183)	(118,755)

Real estate, net	2,083,450	2,156,461
Receivables, including straight line rent, net	44,161	47,165
Leasehold interests	27,584	28,895
Other assets	86,522	83,776

	$2,241,717	$2,316,297

Mortgage debt (a)	$1,262,276	$1,321,117
Notes and accrued interest payable to DDRC	16,640	31,683
Amounts payable to other partners	34,934	32,121
Other liabilities	73,925	80,681

	1,387,775	1,465,602
Accumulated equity	853,942	850,695

	$2,241,717	$2,316,297

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $339.6 million and $368.5 million at March 31, 2004 and December 31, 2003, respectively.